For Immediate Release: Monday, Feb. 11, 2019
Wesley G. Bush Appointed to GM Board of Directors

DETROIT — General Motors Co. announced the election of Wesley G. “Wes” Bush to its Board of Directors. A leader in engineering, technology and manufacturing, Bush currently serves as the Chairman of Northrop Grumman’s Board of Directors.

“Wes has a strong track record of creating shareholder value in a complex manufacturing enterprise known for its advanced engineering and technology,” said GM Chairman and CEO Mary Barra. “He will bring strong financial acumen, excellent strategic instincts and an ability to think broadly about complex business issues to our board.”

Bush, 57, served as chief executive officer of Northrop Grumman from 2010 through 2018 and as chairman since 2011. Prior to 2010, he served in various leadership roles, including as the company’s president and chief operating officer, corporate vice president and chief financial officer, and president of the company’s Space Technology sector. Bush also served in various leadership roles at TRW, prior to its acquisition by Northrop Grumman in 2001.

Bush earned a bachelor’s degree and a master’s degree in electrical engineering from the Massachusetts Institute of Technology. He also completed the UCLA Executive Management Program. He is a member of the National Academy of Engineering.

The election of Bush to the board brings GM’s Board of Directors to 13 members, 12 of whom are non-employee directors.

General Motors (NYSE:GM) is committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Cadillac, Chevrolet, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, Maven, its personal mobility brand, and Cruise, its autonomous vehicle ride-sharing company, can be found at http://www.gm.com.

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CONTACT:
Tom Henderson
GM Finance Communications
Tom.e.henderson@gm.com
313-667-2702